Exhibit 10.10 (e)
$ 250,000                                                Date: July 22, 1998



                           PROMISSORY NOTE


                 MONTICELLO, WAYNE COUNTY, KENTUCKY


      FOR VALUE RECEIVED, American, Woodmark Corporation ("Maker") of 3102 Shawnee Drive, Winchester, Virginia 22601 promises to pay to the order of the Wayne County EZ Industrial Development Authority ("Payee") of P.O. Box 817, Monticello, Kentucky 42633, the principal sum of Two Hundred Fifty Thousand Dollars and 00/100 Cents ($ 250,000). The term of this note shall be for three (3) years. The interest rate shall be Zero Percent (0%) interest.

     The  "Maker" and "Payee" agree that this note formalizes a three
(3) year forgivable loan. For each EZ resident employed and trained by "Maker," "Payee" will credit the sum of Two Thousand Five Hundred Dollars ($2,500) toward the principal, up to and including the principal amount of Two Hundred Fifty Thousand Dollars ($250,000). In the event that 100 Empowerment Zone Residents are not employed and trained by the "Maker" within a three ('3) year period. "Maker" will pay the outstanding balance of the loan in full at the end of the three (3) year period.

     The "Maker" shall have the privilege, without premium or penalty, at any time and from time to time, to prepay this note in whole or in part.

      Executed this 22nd day of  July, 1998.



                         AMERICANWOODMARK CORPORATION


                         By:  Glenn Eanes

                         Its: Treasurer


Attest:       Brenda Dupont

                           LOAN AGREEMENT




THIS AGREEMENT, made and entered into this 22nd day of July, 1998, by and between the Wayne County EZ Industrial Development Authority, 1480 North Main Street, Suite B, P. 0. Box 817, Monticello, Kentucky 42633, hereinafter referred to as the AUTHORITY, and American Woodmark Corporation, 3102 Shawnee Drive, Winchester, Virginia 22601, hereinafter called AMERICAN WOODMARK.

                             WITNESSETH:


WHEREAS, the Wayne.County EZ Industrial Development Authority will dispense the sum of TWO HUNDRED FIFTY THOUSAND DOLLAR ($ 250,000) to American Woodmark upon execution of this loan agreement, and pursuant to this loan a(7reenient, on behalf of the Authority; and

WHEREAS, American Woodmark shall make repayment of said funds to the Authority pursuant to the provisions of this loan agreement;

THEREFORE, in consideration of the mutual obligations and benefits to be derived by the parties to this Loan Agreement, they do hereby contract, covenant and agree as follows:

1. The repayment proceeds of this loan, including principal and interest, shall be transmitted to the Wayne County EZ Industrial Development Authority to be used for economic development training activities. Such activities which would be eligible for assistance under Title XX of the Omnibus Budget Reconciliation Act of 1993, as it relates to Empowerment Zone projects.

2. American Woodmark shall keep and maintain books, records and other documents directly relating to the number of EZ residents it employs and any duly authorized representative of the Wayne County EZ Industrial Development Authority, at all times reasonable times shall have access to and the right to inspect, copy audit and examine all such books, records and other documents of American Woodmark until the completion of all close-out procedures concerning this loan and the final settlement and conclusion of all issues arising out of this loan.

3. All Federal and State laws and regulations pertinent to this project shall be applicable.

4. The Authority shall have assurance that American Woodmark will use its best efforts to create/retain or cause to be created/retained, within three (3) years One Hundred (100) permanent job opportunities.

5. The Authority agrees that this loan is for the purpose of training EZ residents to become permanent employees within the Empowerment Zone. The Authority further agrees that it will credit to the principal amount of the loan, Two Thousand Five Hundred Dollars ($ 2,500) per EZ resident employed and trained up to and including 100 Empowerment Zone residents. American Woodmark agrees to employ and train at least 100 EZ residents within three years from the date of this agreement and receive credit of Two Thousand Five hundred Dollars ($ 2,500) for each EZ resident employed and trained up to the principal amount of Two Hundred Fifty Thousand Dollars ($ 250,000).

6. American Woodmark agrees that in the event it does not employ and train at least 100 EZ residents within three (3) years from the date of this agreement, it will repay to the Authority the outstanding balance of the loan plus interest at the rate of ZERO.PERCENT (O %) upon the expiration of the three (3) year period.

7. Both parties herein agree and acknowledge that nothing in this agreement, nor any act of the Authority or American Woodmark, shall be deemed or construed by either party to create any relationship of third party beneficiaries, principal and agent, limited or general partnership, or joint venture, or of any association or relationship involving the Empowerment Zone.

8. The Authority shall not be liable to American Woodmark for completion of or failure to complete any activities, which are a part of the project except those hereinafter specified duties.

9. Except for approved eligible administrative and personnel costs, none of the Authority's designees, agents, members, officers, employees, consultants or officials who exercises or has exercised any functions or responsibilities with respect to the Project during his or her tenure, or who is in a position to participate in a decision-making process or gain inside information with regard to the project, has or shall have any interest, direct or indirect, in any contract or subcontract or proceeds thereof, for work to be performed in connection with the project or in any activity, or benefit therefrom, which is a part of this project at any time during, or after such person's tenure.

The Authority agrees to perform the following duties:

1. The Authority shall lend the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($ 250,000), to be dispensed by the Wayne County EZ Industrial Development authority, of Empowerment Zone Funds to American Woodmark as partial financing toward the hiring and training of EZ residents at its new facility to be located near Monticello in Wayne County Kentucky. The funds shall be lent at the rate of Zero Percent (0%)interest for a period of Three Years.

2. Repayment of the funds shall be as follows: For each EZ Resident hired and trained, Two Thousand Five Hundred Dollars ($2,500) shall be credited to the principal during the initial two year period, for up to 100 employees hired and trained. In the event that 100 employees are hired and trained, during the three (3) year period, credit will be given for the full amount of principal, and the note shall he canceled and marked paid in full.

3. The definition of an employee for the purposes of receiving the Two Thousand Five Hundred Dollar ($2,500) credit is the hiring and continued employment and/or training of an individual for a period of at least thirty (30) days.

4. In the event that 100 EZ residents are not hired and trained within the three year period, the full amount of the outstanding balance on the loan, will be repaid to the Authority by American Woodmark.

5. American Woodmark assures the Authority that funds and/or financing for the project are in place for the purchase/lease of land, buildings, equipment and working capital needs.

6. Funds recaptured by the Authority, if any, shall be used by the Authority for activities set forth in Title XX of the Omnibus Budget and reconciliation Act of 1993, as they relate to Empowerment Zones.

American Woodmark agrees to perform the following duties:

1 . American Woodmark will purchase/lease and develop and/or cause to be developed the property of approximately 30 acres and 60,000 Square Foot facility on which the project will be located.

2. American Woodmark will make a best reasonable effort to hire a minimum of one hundred (100) employees as a result of this project. At least 35% of all jobs created shall be for EZ residents.

3. American Woodmark shall repay to the Authority the outstanding balance of the loan described herein, pursuant to the terms and conditions specified herein, in the event American Woodmark fails to employ and train at least 100 EZ residents.

4. American Woodmark shall provide to the Authority a projected number of employees, their classification and a job description for each classification.

IN WITNESS WHEREOF, the parties by their duly authorized officials/officers have executed this Agreement on this 22nd day of July, 1998.




                                                WAYNE COUNTY EZ
                                INDUSTRIAL DEVLOPMENT AUTHORITY


                              BY:


                              Title:    Executive Director


Attest:     Peggy L. Edwards




                              AMERICAN WOODMARK CORPORATION

                              BY:  Glenn Eanes

                              Title:    Treasurer



Attest:      Brenda Dupont

                          AMERICAN WOODMARK CORPORATION
                      RESOLUTION OF THE BOARD OF DIRECTORS

    WHEREAS, American Woodmark Corporation, (the Company), has purchased certain real estate located in Wayne County, Kentucky for the purpose of constructing a lumber processing plant as provided for in the Company's Authorization For Expenditure # 98-071, Lumber Processing Facility, and approved on October 23,1997.

    WHEREAS, Wayne County EZ Industrial Development Authority and the Kentucky Economic Development Finance Authority desire to induce the Company to locate its lumber processing plant in Wayne County, Kentucky and to staff the plant with Wayne County residents by offering the Company certain training funds, tax credits and job incentives.

    WHEREAS, the training funds, tax credits and job incentives require the Company to execute certain loans to receive these incentives and the loans will be repaid and or serviced by achieving the various credits and incentives as certain guidelines are met. The loans will not increase the operating or interest cost of the Company beyond the amount of credits and incentives not earned or realized by the Company as a result of the failure of the Company to meet the various guidelines necessary to achieve the credits and incentives.

    THEREFORE, be it resolved that any one or more of the officers of the Company, including the Chief Executive Officer, the Chief Financial Officer, the Corporate Secretary, the Vice President, Manufacturing, the Treasurer and the Corporate Controller have the power and authority to execute any and all documents necessary to secure training loans, tax credits and job incentives as management of the Company deems prudent and appropriate.


                               Certified this 17th day of July 1998 by,


                                      Kent Guichard, Secretary


                                                        Corporate Seal

                         CERTIFICATION OF NON-RELOCATION

This form is to be executed by companies for financial participation under provisions of the Kentucky Highlands Empowerment Zone.

1. Name of Company:                               1a.  Employer ID No.

     AMERICAN WOODMARK CORPORATION                54-1138147

2. Name of Benefited Business or Industry:                  2a.  Employer ID No.

     SAME AS ABOVE

3. Location of Proposed Project:
                              Wayne County, Kentucky

4.   This Project is:
      A new business venture                       Refinance of existing loan
         A new branch of facility                  A transfer of ownership
         An expansion of an existing facility                Other (explain)

5.   Affiliate or Subsidiary of:


6. Amount of Loan/Grant:      $ 250,000.00

7.   Purpose of Loan of Grant:  (Specify)

   ECONOMIC DEVELOPMENT TRAINING ACTIVITIES FOR EMPOWERMENT ZONE RESIDENTS.

8. Company must check one of A or B below: (Note: "Related Company" as used in this form means any affiliate, subsidiary, or other business entity under direct, indirect or common control with company.)

___ A. New Business Venture. This project is a new business venture unrelated to existing business facilities, and that the company is not a company related to an existing business facility.

_X_ B. Expansion of Company's Business Facility. This project is an expansion of an existing business facility located at:
       281 KENTUCKY ROAD, ORANGE, VIRGINIA

     Which carries on the following operations: LUMBER PROCESSING INCUDING DRYING & PRODUCTION OF DIMENSION STOCK.

9.   Company must checks
  X   It is not the intention of the company or any related company to relocate any present operation as result of the proposed Project:

       that to the extent said Project is undertaken to through the establishment of a new assist in the expansion of the operations of company, such expansion will not result in an increase of branch, affiliate or subsidiary of company, such expansion will not result in an increase of unemployment in the area of original location or in any area where company or any related company now conducts related business operations: that any such expansion is not being undertaken with the intention of closing down or curtailing any existing operations of company or of any related company: and that such project is not being undertaken with the intention of performing as contractor or subcontractor work heretofore performed by company or related company, the transfer of which work would result in the transfer of employment opportunities from one location to another and an increase in unemployment at the previous location of such work.

10. Please give below name, address, telephone number and title of person to be contacted if any questions arise concerning this form:

                    GLENN EANES, TREASURER
                    AMERICAN WOODMARK) CORPORATION
                    3102 SHAWNEE DRIVE
                    WINCHESTER, VA 22601
                    PHONE# (540) 665-9112

11. CERTIFICATION: I, the undersigned, hereby certify that the information reported on this form, and any attachments thereto, are to the best of my belief and knowledge, truly representative of the facts and reflect the future intentions of the company as they are as of this date:


     July 22, 1999                           Glenn Eanes
Date                               Signature of Authorized Official

                                        Treasurer
                                   Title